Exhibit 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE

FOR AND IN CONSIDERATION of the mutual promises, covenants, and agreements made herein by and between Edward A. Barnes (“EMPLOYEE,” a term which includes EMPLOYEE, EMPLOYEE’s spouse (if any), and all assigns, heirs, and successors in interest) and Taylor Morrison, Inc. (“COMPANY”, a term which for the purposes of this Agreement includes Taylor Morrison, Inc. or any affiliate or subsidiary thereof), and its owners, officers and shareholders, the parties agree as follows:

1. Termination of Employment. EMPLOYEE’s employment with the COMPANY ended on June 19, 2012 whereupon all benefits and privileges related to EMPLOYEE’s employment with the COMPANY ceased, except as set forth herein.

2. No Admissions. EMPLOYEE and the COMPANY agree that the entry of the parties into this Agreement is not and shall not be construed to be an admission of liability on the part of any party hereto or hereby released.

3. Adequacy of Consideration. The parties agree that the COMPANY does not have an established severance pay plan or practice and that the COMPANY has no obligation to EMPLOYEE or any other employee to make the payments set forth herein independent of this Agreement. The parties further acknowledge the adequacy of the “additional consideration” provided herein by each to the other, that this is a legally binding document, and that they intend to comply with and be faithful to its terms.

4. Benefits to Employee. In consideration for the promises of EMPLOYEE set forth herein, the COMPANY agrees to:

a.	pay EMPLOYEE a Gross Severance Benefit in the amount of four hundred eighty thousand dollars and zero cents ($480,000.00) less legally required deductions and withholdings. The Severance Payments shall be made in twenty-six (26) equal installments on the COMPANY’s regularly scheduled paydays. The first installment payment will occur on the first payday that is more than ten (10) days after the revocation period set forth in Paragraph 20, provided that EMPLOYEE does not breach this Agreement or revoke it pursuant to Paragraph 20.

b.	pay the applicable COBRA premiums for EMPLOYEE and eligible dependents enrolled (if any) in any then existing Welfare Benefit Plans which are group health plans (the “COBRA” Benefit”), commencing on the effective date of termination through the earlier of (i) one year from the date of termination or (ii) the date that EMPLOYEE becomes eligible for health insurance coverage under another group health insurance program, if the EMPLOYEE has executed and returned this “Separation Agreement and General Release” provided Employee returns this executed Agreement to the COMPANY and provided that EMPLOYEE does not breach the Agreement or revoke it pursuant to paragraph 20.

Initials (EB): EB	Page 1 of 7	Initials (KO): KO

c.	pay EMPLOYEE the amount (if any) that EMPLOYEE, absent termination of employment, would otherwise have become eligible to receive under the terms of the COMPANY’s 2012 Annual Bonus Plan. Such payment will be prorated as follows and will be the greater of either:

i.	a prorated annual bonus payment for the time period January 30, 2012 through June 19, 2012 pursuant to the 2012 Annual Bonus Plan matrix with annual bonus opportunity calculated as follows: EMPLOYEE’s current base salary (four hundred fifty thousand dollars and zero cents ($450,000.00) multiplied by a prorated bonus opportunity of 39% (100% annual bonus opportunity prorated for 138 days in active status); OR

ii.	a prorated guaranteed bonus calculated as follows: bonus guarantee pursuant to the 2012 Annual Bonus Plan letter dated May 21, 2012 in the amount of three hundred thousand dollars and zero cents ($300,000.00), prorated at 39% (100% annual bonus opportunity prorated for 138 days in active status) equal to one hundred sixteen thousand seven hundred thirteen dollars and zero cents ($116,713.00).

Payment will be made under the COMPANY’s 2012 Annual Bonus Plan no later than March 31, 2013. Calculation of bonus results and attainment levels for such bonus plan elements including EBIT, Orderbook/Closings, Cash Flow and Customer Satisfaction, will be determined by the Company and will be subject to final approval by the compensation committee of the COMPANY board of directors. Any bonus payment to EMPLOYEE is subject to any legally required deductions and withholdings.

EMPLOYEE shall not be eligible for any other payments or employer-provided benefits after termination other than as provided herein. EMPLOYEE acknowledges that all Class M Unit awards have been terminated and forfeited as of June 19, 2012 and that any and all obligations related to Class A Units have been fully satisfied by the COMPANY.

5. Other Benefits. Nothing in this Agreement shall alter or reduce any vested, accrued benefits (if any) EMPLOYEE may have to any 401 (k) plan or affect EMPLOYEE’s right to elect and pay for continuation of health insurance coverage under the COMPANY’s Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (C.O.B.R.A.).

6. Consideration to the COMPANY. In consideration for the undertakings and promises of the COMPANY set forth in this Agreement, EMPLOYEE unconditionally releases, discharges, and holds harmless the COMPANY and the COMPANY’s officers, directors, shareholders, employees, agents, attorneys and contractors, (hereinafter referred to collectively as “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as “claims”), that EMPLOYEE had, has, or might claim to have against the COMPANY at the time EMPLOYEE executes this Agreement, including but not limited to any and all claims:

a.	arising from EMPLOYEE’S employment, pay, bonuses, employee benefits, and other terms and conditions of employment or employment practices of the COMPANY;

b.	relating to the termination of EMPLOYEE’S employment with the COMPANY or the surrounding circumstances thereof;

c.	relating to payment of any attorneys’ fees for EMPLOYEE; except for attorneys’ fees that may be provided in connection with a claim covered under the COMPANY’s D&O insurance policy for actions by the EMPLOYEE within the scope of employment and within the coverage of the COMPANY’s D&O insurance policy.

Initials (EB): EB	Page 2 of 7	Initials (KO): KO

d.	based on discrimination on the basis of race, color, religion, sex, pregnancy, national origin, handicap, disability, or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 USC § 1981, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as any of these laws may have been amended or any other similar labor, employment or anti-discrimination laws;

e.	the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act;

f.	based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

g.	based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

Except as otherwise may be provided in the Agreement, it is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that the Parties agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.

7. EMPLOYEE’s Covenant Not to Sue or Accept Recovery. EMPLOYEE covenants not to file a lawsuit against the COMPANY or Releasee based on any claim released under this Agreement. Other than unemployment benefits, EMPLOYEE further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued against the COMPANY or any Releasee independently by any governmental agency or agencies, whether federal, state or local.

8. Mutual Rescission of All Transactions Related to Issuance of Class A Units. EMPLOYEE hereby rescinds his offer to purchase or acquire any Class A Units as set forth under the Class A Unit Subscription Agreement. COMPANY hereby rescinds its offer to sell or issue any Class A Units to EMPLOYEE as set forth under the Class A Unit Subscription Agreement. EMPLOYEE deposited a total of $300,000 with TMM Holdings LP for the purpose of acquiring Class A Units. As a result of the rescission of the EMPLOYEE’S offer to purchase Class A Units and the COMPANY’S offer to sell Class A Units to EMPLOYEE, $150,000 deposited with the COMPANY by EMPLOYEE for the purchase of CLASS A Units shall be returned to EMPLOYEE within three (3) business days of execution of this Agreement by EMPLOYEE. The remaining $150,000 to acquire Class A Units was loaned to the EMPLOYEE by the COMPANY. Funds loaned to EMPLOYEE by the COMPANY in the amount of $219,475.70 under that certain Loan Agreement between EMPLOYEE and the COMPANY dated January 10, 2012 (the “Loan”) were provided to EMPLOYEE via payroll after taxes and deductions in the net amount of $150,000. EMPLOYEE deposited the $150,000 from the Loan in a TMM Holdings LP account for the purpose of purchasing Class A

Initials (EB): EB	Page 3 of 7	Initials (KO): KO

Units. Upon execution of this Agreement by EMPLOYEE, EMPLOYEE hereby authorizes the COMPANY and agrees that the $150,000 in the TMM Holdings LP account shall be returned directly to the COMPANY and the payroll entry of $219,475.70 shall be reversed and deemed null and void. Upon execution of this Agreement by EMPLOYEE, the obligations of the COMPANY and the EMPLOYEE under the Loan shall be fully satisfied and deemed null and void. The parties agree that the result of the mutual rescission of the Class A Unit Subscription Agreement and the Loan shall be that neither COMPANY nor EMPLOYEE shall have suffered any gain or loss but rather that the mutual rescission leaves each party as if such transactions never occurred. EMPLOYEE agrees to execute any documentation which may be required to achieve this mutual rescission.

9. No Pending Actions or Claims. EMPLOYEE represents that EMPLOYEE has not filed any lawsuits against the COMPANY or any Releasees at the time EMPLOYEE executes this Agreement. Further, EMPLOYEE has not suffered any work-related illness or injury that could form the basis of any workers’ compensation or disability claim as of the date EMPLOYEE executed this Agreement. EMPLOYEE further agrees that EMPLOYEE has been paid all compensation due as a result of EMPLOYEE’s employment with the Company.

10. Confidentiality. Except as otherwise expressly provided in this paragraph, the parties agree that the terms and conditions of this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) the parties may tell prospective employers the dates of EMPLOYEE’s employment, positions held, EMPLOYEE’s duties and responsibilities and salary history with the COMPANY; (c) EMPLOYEE is able to disclose Sections 11, 12, and 15 of this Agreement in their entirety to potential or future employers; (d) the parties may disclose the terms and conditions of this Agreement to their attorneys, accountants and/or tax advisors; and (e) the parties may disclose the terms and conditions of this Agreement to their respective spouses, if any, provided, however, that EMPLOYEE makes EMPLOYEE’s spouse aware of the confidentiality provisions of this paragraph and EMPLOYEE’s spouse agrees to keep the terms of this Agreement confidential.

11. No Harassing Conduct. EMPLOYEE covenants that EMPLOYEE shall not undertake any harassing or disparaging conduct directed at the COMPANY or any Releasee and that EMPLOYEE shall refrain from making any harassing or disparaging statements concerning the Company or any Releasee to any third party.

12. Non-Solicitation of COMPANY Employees. EMPLOYEE agrees that COMPANY has invested substantial time and effort in assembling and training its present staff of personnel. Accordingly, EMPLOYEE agrees that for a period of two (2) years from the date of this Agreement, EMPLOYEE will not directly or indirectly induce or solicit or seek to induce or solicit on behalf of employee or others any of the COMPANY’s employees to leave employment with COMPANY.

13. Confidential Information: EMPLOYEE acknowledges that in the course of employment, EMPLOYEE had access to and obtained knowledge of trade secrets and/or confidential information relating to the COMPANY’s business. Confidential information means information which is treated by the Company as confidential and which is of value to the COMPANY because it has not been made generally available to the public or to competitors of the COMPANY (other than by fault of EMPLOYEE), and includes but is not limited to such information related to the COMPANY’s methods of operation and sales, current and future

Initials (EB): EB	Page 4 of 7	Initials (KO): KO

development and expansion or contraction plans of the COMPANY, information concerning personnel assignments and personnel matters, and any other information relating to the COMPANY’s business that is treated by the COMPANY as confidential. EMPLOYEE agrees that during employment with the COMPANY and for a period of two (2) years following the termination of said employment, EMPLOYEE shall not, other than on behalf of the COMPANY, divulge or make use of any confidential information of the COMPANY directly, indirectly, personally, or on behalf of any other person, business, corporation or entity. This covenant is not intended to and does not limit in any way EMPLOYEE’S duties and obligations to the COMPANY under statutory or case law not to disclose or make personal use of such information or any trade secret information of the COMPANY.

14. Cooperation in Legal Matters. In consideration for the promises and payments by the COMPANY pursuant to this Agreement, EMPLOYEE agrees to cooperate to the fullest extent possible in the preparation, defense or prosecution of any legal matters involving the COMPANY or RELEASEES about which EMPLOYEE has or may have personal knowledge (other than termination of employment or any other claim against the COMPANY or RELEASEES for breach of this Agreement), including any such matters which may be filed after the termination of EMPLOYEE’s employment.

15. Cooperation in Professional Transition of Business Affairs. In consideration for the promises and payment(s) by the COMPANY pursuant to this Agreement, EMPLOYEE agrees to cooperate to the fullest extent possible in the professional transition of those business-related matters for which EMPLOYEE was responsible during employment with the COMPANY.

16. No Solicitation of Customers and Suppliers. EMPLOYEE agrees that the COMPANY’s relationships with its Customers and Suppliers are solely the assets and property of the COMPANY. EMPLOYEE agrees that for a period of two (2) years following termination of EMPLOYEE’s employment with the COMPANY for any reason, EMPLOYEE shall not directly or through others solicit or attempt to solicit any of the COMPANY’s Customers and/or Suppliers for the purpose of providing products or services competitive to those offered by the COMPANY. This restriction applies only to those Customers and/or Suppliers with whom EMPLOYEE had material contact on behalf of the COMPANY. “Material contact” means: (i) direct personal contact with a Supplier or Customer for the purpose of, respectively, purchasing real estate, materials or services for use by the COMPANY or selling the COMPANY’s real estate, products or services to Customers or (ii) any direct supervision of direct personal contacts other employees of the COMPANY may have with Suppliers and/or Customers. Customers and Suppliers are those Customers or Suppliers with whom EMPLOYEE had material contact within one (1) year prior to the termination of EMPLOYEE’s employment with THE COMPANY. The terms Customer and Supplier shall also include prospective Customers and Suppliers of the COMPANY.

17. Arbitration. EMPLOYEE agrees that should a breach of any portion of this Agreement be asserted by the COMPANY, the COMPANY shall be entitled to cease immediately any outstanding payments due to EMPLOYEE under this Agreement and to recover from EMPLOYEE any payments made to EMPLOYEE as liquidated damages. The parties agree to pay their own attorneys’ fees and all other costs and expenses incurred in enforcing this Agreement. All claims to enforce this Agreement shall be settled by arbitration and not by judicial review, and such claims shall be tried before an arbitrator selected through a commercial arbitration service and under the procedures of that service.

Initials (EB): EB	Page 5 of 7	Initials (KO): KO

18. No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

19. Full and Knowing Waiver. By signing this Agreement, EMPLOYEE certifies that:

a.	EMPLOYEE has read and understands this Agreement;

b.	EMPLOYEE was given at least 21 calendar days from the date this Agreement was initially presented to consider the Agreement before signing this Agreement;

c.	EMPLOYEE was advised in writing, via this Agreement, to consult with an attorney before signing this Agreement;

d.	EMPLOYEE agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

20. Revocation of Age Release. EMPLOYEE may revoke this Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by Charissa Wagner, Human Resources Director for Taylor Morrison at 4900 N. Scottsdale Road, Suite 2000, Scottsdale AZ 85251. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration date of this seven (7) day period.

21. Acceptance of Agreement. To accept the Agreement, I understand that I must sign the Agreement and return an original signed document to Charissa Wagner, Human Resources Director for Taylor Morrison at 4900 N. Scottsdale Road, Suite 2000, Scottsdale AZ 85251.

22. No Application or Reemployment. EMPLOYEE hereby agrees that he shall not seek reinstatement or apply for future employment with COMPANY. EMPLOYEE agrees that any application for reinstatement or for future employment with COMPANY will be considered void from its inception, and may be summarily rejected by COMPANY without explanation or liability. In addition, if EMPLOYEE should be offered or accept a position with COMPANY, the offer may be withdrawn, or EMPLOYEE may be terminated immediately, without notice or cause. EMPLOYEE further agrees that, in the event of such an offer and withdrawal, or hiring and termination, he waives any right to recover damages, seek or obtain equitable remedies, obtain unemployment benefits, claim wrongful termination or breach of contract, and that this Agreement may be used as a defense by COMPANY in any legal or administrative proceeding.

23. Arizona Law and Venue. The laws of the state of Arizona shall govern this Agreement. The parties further understand and agree that, in any legal proceeding arising under this Agreement, venue shall be in Maricopa County, Arizona.

24. Integration. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

Initials (EB): EB	Page 6 of 7	Initials (KO): KO

25. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior or contemporaneous agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.

IN WITNESS WHEREOF the undersigned hereunto set their hands to this Agreement on the dates written below.

Edward A. Barnes (“EMPLOYEE”)	Taylor Morrison, Inc. (the “COMPANY”)

/s/ Edward A. Barnes	By:	/s/ Katy Owen
Edward A. Barnes		Katy Owen

	Its:	Vice President, Human Resources

Date:	6/20/2012	Date:	6/27/12

Initials (EB):	Page 7 of 7	Initials (KO): KO